                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                              SIGMA CIRCUITS, INC.

                                       AT

                              $10.50 NET PER SHARE

                                       BY

                             T10 ACQUISITION CORP.,
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                            TYCO INTERNATIONAL LTD.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON THURSDAY, JULY 2, 1998, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (AS HEREINAFTER DEFINED) REPRESENTING AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF SIGMA CIRCUITS, INC. (THE "COMPANY") ON A FULLY DILUTED BASIS AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. CERTAIN EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY, WHO OWN 458,146 ISSUED AND OUTSTANDING SHARES, CONSTITUTING APPROXIMATELY 7.2% OF THE SHARES ON A FULLY DILUTED BASIS (APPROXIMATELY 21.9% OF THE SHARES ON A FULLY DILUTED BASIS INCLUDING 942,219 SHARES ISSUABLE TO THEM UPON THE EXERCISE OF OPTIONS AND OTHER RIGHTS TO ACQUIRE SHARES), HAVE AGREED TO TENDER THEIR SHARES IN THE OFFER.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                            ------------------------

                                   IMPORTANT

    ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S SHARES SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, MAIL OR DELIVER IT AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND EITHER DELIVER THE CERTIFICATE(S) FOR SUCH TENDERED SHARES TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 2 OF THIS OFFER TO PURCHASE, OR (2) REQUEST SUCH STOCKHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR THE STOCKHOLDER. STOCKHOLDERS HAVING SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF THEY DESIRE TO TENDER SUCH SHARES.

    A STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATE(S) FOR SHARES ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN SECTION 2 OF THIS OFFER TO PURCHASE.

    QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. REQUESTS FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY BE DIRECTED TO THE INFORMATION AGENT OR TO BROKERS, DEALERS, COMMERCIAL BANKS OR TRUST COMPANIES.

                            ------------------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

June 5, 1998

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     -----
Introduction....................................................................................................           1
The Tender Offer................................................................................................           3
       1.  Terms of the Offer; Extension of Tender Period; Termination; Amendments..............................           3
       2.  Procedure for Tendering Shares.......................................................................           4
       3.  Withdrawal Rights....................................................................................           7
       4.  Acceptance for Payment and Payment of Offer Price....................................................           8
       5.  Certain Federal Income Tax Consequences..............................................................           9
       6.  Price Range of Shares; Dividends.....................................................................           9
       7.  Effects of the Offer on the Market for Shares; Stock Quotations; Registration Under the Exchange
             Act................................................................................................          10
       8.  Certain Information Concerning the Company...........................................................          11
       9.  Certain Information Concerning Tyco and the Purchaser................................................          13
      10.  Source and Amount of Funds...........................................................................          15
      11.  Contacts with the Company; Background of the Offer...................................................          15
      12.  Purpose of the Offer; Short Form Merger; Plans for the Company; Dissenters' Rights; Going Private
             Transactions.......................................................................................          16
      13.  The Merger Agreement; Stockholder Agreement..........................................................          18
      14.  Dividends and Distributions..........................................................................          26
      15.  Certain Conditions of the Offer......................................................................          27
      16.  Certain Legal Matters................................................................................          29
      17.  Fees and Expenses....................................................................................          31
      18.  Miscellaneous........................................................................................          31
Annex I  Certain Information Concerning the Directors and Executive Officers of Tyco International Ltd..........
                                                                                                                          32
Annex II  Certain Information Concerning the Directors and Executive Officers of the Purchaser..................
                                                                                                                          35

TO THE HOLDERS OF COMMON STOCK OF
SIGMA CIRCUITS, INC.

                                  INTRODUCTION

    T10 Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Tyco International Ltd., a Bermuda company ("Tyco"), hereby offers to purchase all outstanding shares of common stock, par value $.001 per share (the "Shares"), of Sigma Circuits, Inc., a Delaware corporation (the "Company"), at $10.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See
Section 2. The Purchaser will pay all charges and expenses of Morrow & Co., Inc., as Information Agent (the "Information Agent"), and ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), incurred in connection with the Offer. See Section 17.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER. CERTAIN EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY, WHO OWN 458,146 ISSUED AND OUTSTANDING SHARES, CONSTITUTING APPROXIMATELY 7.2% OF THE SHARES ON A FULLY DILUTED BASIS (APPROXIMATELY 21.9% OF THE SHARES ON A FULLY DILUTED BASIS INCLUDING 942,219 SHARES ISSUABLE TO THEM UPON THE EXERCISE OF OPTIONS AND OTHER RIGHTS TO ACQUIRE SHARES) HAVE AGREED TO TENDER THEIR SHARES IN THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS SET FORTH IN SECTION 15.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 1, 1998 (the "Merger Agreement"), among Tyco, the Purchaser and the Company. The Merger Agreement provides, among other things, that upon the terms and subject to the conditions therein, as soon as practicable after the consummation of the Offer, the Purchaser will be merged with and into the Company (the "Merger"), with the Company being the corporation surviving the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares with respect to which appraisal rights are properly exercised under the Delaware General Corporation Law (the "DGCL") ("Dissenting Shares")) not held in the treasury of the Company or owned by any subsidiary of the Company, Tyco, the Purchaser or any other subsidiary of Tyco, will be converted into and represent the right to receive $10.50 in cash or any higher price that may be paid per Share in the Offer (the "Per Share Amount"), without interest. See Section 13.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    J.C. Bradford & Co., L.L.C. the Company's financial advisor ("J.C. Bradford"), has delivered to the Company's Board of Directors its written opinion that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of such opinion is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 which is being distributed to the Company's stockholders herewith.

    The Merger Agreement provides that, promptly upon the purchase of Shares pursuant to the Offer, Tyco will be entitled to designate such number of Directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Tyco, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to the product of
(a) the total number of directors on the Board of Directors and (b) the percentage that the number of Shares purchased by the Purchaser bears to the number of Shares outstanding, and the Company shall, upon request by Tyco, promptly increase the size of the Board of Directors and/or exercise its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Tyco's designees to be elected to the Board of Directors and shall cause Tyco's designees to be so elected. See Section 13.

    The Company has informed the Purchaser that as of May 23, 1998, there were 4,252,985 Shares outstanding and 2,135,044 Shares reserved for issuance pursuant to outstanding options, a warrant and a convertible note. Based on such number of outstanding Shares, options, the warrant and the convertible note, if the Purchaser acquires at least 3,194,015 Shares as a result of the Offer, it will own a majority of the outstanding Shares on a fully diluted basis. In such event the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder. Certain executive officers and directors of the Company, who own 458,146 issued and outstanding Shares, constituting approximately 7.2% of the Shares on a fully diluted basis (approximately 21.9% of the Shares on a fully diluted basis including 942,219 Shares issuable to them upon the exercise of options and other rights to acquire Shares), have agreed to tender their Shares in the Offer. If the Purchaser acquires 90% or more of the outstanding Shares in the Offer, the Purchaser would be able to effect the Merger pursuant to the short form merger provisions of the DGCL, without the action of any other stockholder of the Company.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

    1. TERMS OF THE OFFER; EXTENSION OF TENDER PERIOD; TERMINATION;
AMENDMENTS. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date (as hereinafter defined) and not theretofore withdrawn as permitted by Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, July 2, 1998, unless and until the Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition (as defined in Section 15). Subject to the provisions of the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive or reduce the Minimum Condition or to waive any or all of the other conditions of the Offer. If, by 12:00 Midnight, New York City time, on Thursday, July 2, 1998, or any subsequent Expiration Date, any or all of such conditions have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Purchaser may elect to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended or (iv) delay acceptance for payment of, or payment for, the Shares, subject to complying with applicable law, until the satisfaction or waiver of the conditions of the Offer. The Purchaser acknowledges that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer. See Section 15. Under the terms of the Merger Agreement, the Purchaser may not, without the prior written consent of the Company, (i) impose conditions to the Offer in addition to the Offer Conditions, (ii) modify or amend the Offer Conditions or any other term of the Offer in a manner adverse to the holders of Shares, (iii) waive or amend the Minimum Condition, (iv) reduce the number of Shares subject to the Offer, (v) reduce the Per Share Amount, (vi) except as provided in the following sentence, extend the Offer, if all of the Offer Conditions are satisfied or waived, or
(vii) change the form of consideration payable in the Offer. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, extend the Offer at any time, and from time to time, (i) if at the then scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to accept for payment and pay for Shares shall not have been satisfied or waived, until such time as such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or its staff applicable to the Offer; or (iii) if all Offer Conditions are satisfied or waived but the number of Shares tendered is less than 90% of the then outstanding number of Shares, for an aggregate period of not more than 10 business days (for all such extensions) beyond the latest expiration date that would be permitted under clause (i) or (ii) of this sentence.

    Subject to the applicable regulations of the Commission and the provisions of the Merger Agreement, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares, (ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any of the conditions referred to in Section 15 have not been satisfied or upon the occurrence of any of the events specified in Section 15 and (iii) waive any condition or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If the Purchaser accepts for payment any Shares pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn and, subject to clause (i) above, will promptly pay for all Shares so accepted for payment. The Purchaser acknowledges that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer. See Section 15.

    The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 15. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including the Minimum Condition), the Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or inclusion of or change to a dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    In connection with the Offer, the Company has provided or will provide the Purchaser with the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    2. PROCEDURE FOR TENDERING SHARES. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal, or (ii) if Shares are tendered for the account of a firm that is a member in good standing of the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

    If a certificate representing Shares is registered in the name of a person other than the signer of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Purchaser, proper evidence satisfactory to the Purchaser of their authority so to act must be submitted. See Instruction 5 of the Letter of Transmittal.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The term "Agent's Message" means a message transmitted through electronic means by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates representing Shares are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

        (a) such tender is made by or through an Eligible Institution;

        (b) the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser; and

        (c) the certificates representing all tendered Shares in proper form for transfer (or confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. A "trading day" is any day on which the National Market of The Nasdaq Stock Market ("The Nasdaq National Market") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, telex, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), (ii) properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof), together with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates representing Shares or confirmations of book-entry transfers of such Shares are actually received by the Depositary.

    The method of delivery of all documents, including certificates for Shares, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser in its sole discretion, and its determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been expressly waived or cured to the satisfaction of the Purchaser. None of the Purchaser, Tyco, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after June 5, 1998), effective if, when and to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by such stockholder nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). Such designees of the Purchaser will, with respect to such Shares and other securities or rights issuable in respect thereof, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company's stockholders, action by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares the Purchaser must be able to exercise full voting rights with respect to such Shares.

    The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    To prevent backup withholding of federal income tax on payments made to stockholders with respect to Shares purchased pursuant to the Offer, each stockholder must provide the Depositary with his correct taxpayer identification number ("TIN") and certify that he is not subject to backup withholding of federal income tax by completing the Substitute Form W-9 included in the Letter of Transmittal. Foreign holders must submit a completed Form W-8 to avoid backup withholding. This form may be obtained from the Depositary. See Instructions 10 and 11 of the Letter of Transmittal.

    3. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by the Purchaser as provided herein, may also be withdrawn on or after August 5, 1998.

    For a withdrawal of Shares tendered to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with such withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

    If the Purchaser extends the Offer, is delayed in its acceptance for payment of any Shares tendered, or is unable to accept for payment or pay for Shares tendered pursuant to the Offer, for any reason whatsoever, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section and as otherwise required by Rule 14e-1(c) under the Exchange Act. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

    Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of the Purchaser, Tyco, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

    4. ACCEPTANCE FOR PAYMENT AND PAYMENT OF OFFER PRICE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 3 above) as soon as practicable after the latest to occur of (a) the expiration or termination of the waiting period applicable to the acquisition of the Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) the Expiration Date, and (c) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions of the Offer set forth in Section 15. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of the Purchaser, and such determination shall be final and binding on all tendering stockholders. See Section 15.

    The Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If the Purchaser desires to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1(c) of the Exchange Act, the Purchaser will formally extend the Offer. See Section 15. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility, as described in Section 2), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary, as agent for the tendering stockholders, of the Purchaser's acceptance for payment of such Shares. Payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving such payment from the Purchaser and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under
Section 1, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in
Section 3 and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price by reason of any delay in making such payments.

    If any tendered Shares are not accepted for payment and paid for, certificates representing such Shares will be returned (or, in the case of Shares delivered by book-entry transfer with the Book-Entry Transfer Facility as permitted by Section 2, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility) without expense to the tendering stockholder as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, the Purchaser increases the consideration to be paid for Shares pursuant to the Offer, the Purchaser will pay such increased consideration for all Shares accepted for payment pursuant to the Offer, whether or not such Shares have been tendered or accepted for payment prior to such increase in the consideration.

    The Purchaser reserves the right to transfer or assign in whole or in part to one or more affiliates of the Purchaser or Tyco the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer (or in the Merger) will be a taxable transaction for federal income tax purposes (and may also be a taxable transaction under applicable state, local or other tax laws). In general, a stockholder will recognize gain or loss for such purposes equal to the difference between such stockholder's adjusted tax basis for the Shares such stockholder sells in such transaction and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss if the Shares are a capital asset in the hands of the stockholder and will be long term capital gain or loss if the Shares were held for more than one year on the date of sale (in the case of the Offer) or the effective time of the Merger (in the case of the Merger). The receipt of cash for Shares pursuant to the exercise of dissenters' rights, if any, will generally be taxed in the same manner as described above. An individual stockholder's long-term capital gain will be taxed at the lowest applicable rate (generally 20%) if such stockholder held the Shares for more than eighteen months on the date of sale or the Effective Time of the Merger, whichever is the relevant date.

    Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the stockholder (a) fails to furnish such stockholder's social security number or TIN, (b) furnishes an incorrect TIN, or (c) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his own tax advisor as to such stockholder's qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

    The foregoing discussion may not be applicable to a stockholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, or to a stockholder who is not a citizen or resident of the United States, or who is not otherwise a U.S. person for U.S. federal income tax purposes, or who is otherwise subject to special tax treatment under the Internal Revenue Code. In addition, the foregoing discussion does not address the tax treatment of holders of options or warrants to acquire Shares or of debentures convertible into Shares.

    The federal income tax discussion set forth above is included for general information only and is based upon present law. Stockholders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer and the Merger to them, including the application and effect of the alternative minimum tax, and state, local or foreign income and other tax laws.

    6. PRICE RANGE OF SHARES; DIVIDENDS. Since June 3, 1994, the Shares have traded on The Nasdaq National Market under the symbol "SIGA." The following table sets forth, for the periods indicated, the high and low per Share sales prices on The Nasdaq National Market as reported by published financial sources (adjusted to reflect a two-for-one stock split effected as a 100% stock dividend in February 1996).

The Company has not declared or paid any cash dividends with respect to the Shares for the periods indicated.

                                                                                                    HIGH        LOW
                                                                                                  ---------  ---------
FISCAL YEAR ENDED JUNE 29, 1996:
First Quarter...................................................................................  $    7.00  $    2.94
Second Quarter..................................................................................      10.13       5.13
Third Quarter...................................................................................      14.38       9.25
Fourth Quarter..................................................................................      11.88       5.88

FISCAL YEAR ENDED JUNE 30, 1997:
First Quarter...................................................................................  $    7.06  $    4.63
Second Quarter..................................................................................       7.38       4.75
Third Quarter...................................................................................       6.75       4.81
Fourth Quarter..................................................................................       4.88       2.38

FISCAL YEAR ENDING JUNE 27, 1998:
First Quarter...................................................................................  $    7.38  $    4.88
Second Quarter..................................................................................       9.88       6.63
Third Quarter...................................................................................      10.75       7.00
Fourth Quarter (through June 4, 1998)...........................................................      10.38       7.50

    On June 1, 1998, the last trading day prior to the public announcement of the terms of the Offer and the Merger, the closing per Share sales price on The Nasdaq National Market was $9.25. On June 4, 1998, the last trading day prior to commencement of the Offer, the closing per Share sales price on The Nasdaq National Market was $10.3125. Stockholders are urged to obtain a current market quotation for the Shares.

    7. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; STOCK QUOTATIONS; REGISTRATION UNDER THE EXCHANGE ACT. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer price.

    The Shares are currently listed and traded on The Nasdaq National Market, which constitutes the principal trading market for the Shares. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer, the Shares may no longer meet the quantitative maintenance criteria of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on The Nasdaq National Market and may cease to be authorized for quotation on such market. Issuers on the Nasdaq National Market are required to have (i) (A) at least 750,000 publicly held shares, (B) at least 400 holders of round lots, (C) a market value of publicly held shares of at least $5 million, (D) a minimum bid price per share of $1, and (E) net tangible assets of at least $4 million or (ii) (A) at least 1.1 million publicly held shares, (B) at least 400 holders of round lots, (C) a market value of publicly held shares of at least $15 million, (D) a market capitalization of at least $50 million or total assets and total revenue of at least $50 million (each for the most recently completed fiscal year or two of the last three most recently completed fiscal years), (E) a minimum bid price per share of $5, and (F) at least four registered and active market makers for the Shares. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares outstanding are not considered as being publicly held for this purpose.

    If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in The Nasdaq National Market or in any other tier of The Nasdaq Stock Market, and the Shares are no longer included in The Nasdaq National Market or in any other tier of The Nasdaq Stock Market, the market for Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of The Nasdaq Stock Market, it is possible that Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if such Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings and the related requirement of an annual report to stockholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Shares or to the Company. Furthermore, if registration of the Shares under the Exchange Act were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. According to the Company, as of June 3, 1998, there were 118 holders of record of the Shares.

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on such Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Shares would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

    8. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Purchaser nor Tyco has any knowledge that would indicate that the statements contained herein based on such information are untrue, neither the Purchaser nor Tyco takes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events or information which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser or Tyco.

    The Company was incorporated in the State of California in April 1986 under the name Sigma Circuits Holding Company for the purpose of acquiring its predecessor company. The Company reincorporated in December 1987 under the laws of the State of Delaware. The Company's principal executive offices are located at 393 Mathew Street, Santa Clara, California 95050 and its telephone number is
(408) 727-9169. The following description of the Company's business has been taken from the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 filed with the Commission on September 25, 1997 (File No. 0-24170).

        "The Company is a leading time-sensitive manufacturer of specialized electronic interconnect products, including multilayer rigid printed circuit boards ("PCBs"), backplane assemblies and subassemblies and flexible circuits. The Company's quick-turn manufacturing capabilities are designed to meet the time-to-market and time-to-volume requirements of electronic original equipment manufacturers ("OEMs") and contract manufacturers whose markets and products are characterized by high growth rates and short product development cycles."

    Set forth below is a summary of certain consolidated financial information with respect to the Company and its consolidated subsidiaries, excerpted or derived from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 and its Quarterly Report on Form 10-Q for the quarter ended March 28, 1998. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. The financial information summary set forth below is qualified in its entirety by reference to such reports and other documents filed with the Commission and all of the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission in the manner set forth below.

                     SELECTED FINANCIAL DATA OF THE COMPANY
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      NINE MONTHS ENDED    FISCAL YEAR ENDED JUNE
                                                                          MARCH 31,                 30,
                                                                    ---------------------  ----------------------
                                                                       1998       1997        1997      1996(1)
                                                                    ----------  ---------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
  Total revenues..................................................  $   72,424  $  59,143  $   79,980  $   87,705
  Operating income (loss).........................................       5,961       (553)        524         487
  Income (loss) before provision for income taxes.................       4,716     (2,084)     (1,466)     (1,638)
  Net income (loss)...............................................       2,879     (1,645)     (1,232)     (1,076)
  Net income (loss) per share.....................................        0.69      (0.41)      (0.30)      (0.28)
BALANCE SHEET DATA:
  Working capital.................................................  $    8,411             $   10,035  $    2,764
  Total assets....................................................      42,984                 42,647      46,960
  Long-term liabilities...........................................      15,044                 20,200      15,699
  Stockholders' equity............................................      15,534                 12,304      12,918

------------------------

(1) Includes the operations of Citation Circuits, Inc., Citation Enterprises, Inc. and Citron Inc., acquired on September 30, 1995.

    OTHER INFORMATION. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities at the Commission's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the Commission may be accessed electronically on the Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

    9. CERTAIN INFORMATION CONCERNING TYCO AND THE PURCHASER. The Purchaser is a newly formed Delaware corporation and an indirect wholly-owned subsidiary of Tyco. To date, the Purchaser has not conducted any business other than incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer.

    Until immediately prior to the time that the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Since the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information is available. The address of the principal office of the Purchaser is One Tyco Park, Exeter, New Hampshire 03833.

    Tyco is a diversified manufacturing and service company that, through its subsidiaries, operates in four segments: (i) the manufacture and distribution of disposable medical supplies and other specialty products, and the conduct of vehicle auctions and related services; (ii) the design, manufacture, installation and service of fire detection and suppression systems, and the installation, monitoring and maintenance of electronic security systems; (iii) the design, manufacture and distribution of flow control products; and (iv) the design, manufacture and distribution of electrical and electronic components, and the design, manufacture, installation and service of undersea cable communication systems.

    On July 2, 1997, Tyco International Ltd., a Massachusetts corporation ("Former Tyco"), merged with a subsidiary of Tyco, and Tyco continued as the surviving public corporation. In connection with the merger, Tyco changed its name from ADT Limited ("ADT") to Tyco International Ltd.

    Tyco is a Bermuda company. Its registered offices are located at The Gibbons Building, 10 Queen Street, Hamilton HM11 Bermuda, and its telephone number is
(441) 292-8674. The executive offices of Tyco International (US) Inc., Tyco's principal United States subsidiary, are located at One Tyco Park, Exeter, New Hampshire 03833, and its telephone number is (603) 778-9700.

    The following table was derived from Tyco's Transition Report on Form 10-K (the "Tyco 1997 Form 10-K") for the period ended September 30, 1997 ("Fiscal 1997") and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, and sets forth selected consolidated financial information of Tyco for the six month periods ended March 31, 1998 and March 31, 1997, the nine month fiscal year ended September 30, 1997 and the two years in the period ended December 31, 1996. The selected consolidated financial data reflects the combined results of operations and financial position of Tyco, Former Tyco and Keystone International, Inc. ("Keystone"), which was acquired in 1997, restated for all periods presented pursuant to the pooling of interests method of accounting. The selected consolidated financial data prior to January 1, 1997, does not reflect the results of operations and financial position of INBRAND Corporation ("INBRAND"), which was acquired in 1997 and accounted for under the pooling of interests method of accounting, due to immateriality. The information presented for the six months ended March 31, 1998 and 1997 are unaudited and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of such data. The results for the six months ended March 31, 1998 are not necessarily indicative of the results to be expected for the fiscal year ending September 30, 1998. The combination of Tyco and Former Tyco and the transactions pursuant to which Tyco acquired Keystone and INBRAND are collectively referred to as the "Mergers." More comprehensive financial information is included in the Tyco 1997 Form 10-K and other documents filed by Tyco with the Commission, and the following summary is qualified in its entirety by reference to such report and such other documents and of the financial information (including any related notes) contained therein. Such report and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth in Section 8. Such report and other documents should also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where the common shares of Tyco are listed for trading.

        SELECTED CONSOLIDATED FINANCIAL DATA OF TYCO INTERNATIONAL LTD.
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                       SIX MONTHS         NINE MONTHS
                                                         ENDED               ENDED            YEAR ENDED
                                                       MARCH 31,         SEPTEMBER 30,       DECEMBER 31,
                                                 ----------------------  -------------  ----------------------
                                                    1998        1997        1997(1)      1996(5)     1995(5)
                                                 ----------  ----------  -------------  ----------  ----------
                                                        (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net Sales......................................  $  5,539.5  $  4,564.9   $   7,588.2   $  8,103.7  $  6,915.6
Operating income (loss) (2)(3)(4)..............       847.6       294.4        (476.5)       (18.8)      649.6
Income (loss) from continuing operations.......       517.0       215.4        (776.8)      (296.7)      267.5
Income (loss) per share from continuing
  operations (6):
    Basic......................................         .94         .44         (1.50)        (.62)        .58
    Diluted....................................         .91         .43         (1.50)        (.62)        .57

CONSOLIDATED BALANCE SHEET DATA:
Total Assets...................................  $ 13,338.5               $  10,447.0   $  8,471.3  $  7,357.8
Long-term debt.................................     3,144.4                   2,480.6      1,878.4     1,760.7
Convertible redeemable preference shares.......      --                       --            --             4.9
Shareholders' equity...........................     5,402.8                   3,429.4      3,288.6     3,342.7

------------------------

(1) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. Accordingly, the nine month transition period ended September 30, 1997 is presented.

(2) Operating loss in Fiscal 1997 results include charges related to merger, restructuring and other non-recurring costs of $917.8 million and impairment of long-lived assets of $148.4 million primarily related to the Mergers and the integration of ADT, Former Tyco, Keystone and INBRAND. See Notes 11 and 15 to the Consolidated Financial Statements contained in the Tyco 1997 Form 10-K. Fiscal 1997 also includes a charge of $361.0 million for the write-off of purchased in-process research and development related to the acquisition of AT&T's submarine systems business.

(3) Operating loss in 1996 includes non-recurring charges of $744.7 million related to the adoption of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," $237.3 million related principally to the restructuring of ADT's electronic security services business in the United States and United Kingdom and $8.8 million of fees and expenses related to ADT's 1996 merger with Automated Security (Holdings) plc. See Notes 11 and 15 to the Consolidated Financial Statements contained in the Tyco 1997 Form 10-K.

(4) Operating income in 1995 included a loss of $65.8 million on the disposal of Tyco's European auto auction business and a gain of $31.4 million from the disposal of the Tyco's European electronic article surveillance business. See Note 3 to the Consolidated Financial Statements contained in the Tyco 1997 Form 10-K. Operating income also includes non-recurring charges of $97.1 million for restructuring charges at ADT and at Keystone and for the fees and expenses related to Former Tyco's 1994 merger with Kendall International, Inc., as well as a charge of $8.2 million relating to the divestiture of certain assets by Keystone. See Notes 11 and 15 to the Consolidated Financial Statements contained in the Tyco 1997 Form 10-K.

(5) Prior to the Mergers, ADT and Keystone had a calendar year end and Former Tyco had a June 30 fiscal year end. The historical results have been combined using a calendar year end for ADT, Keystone and Former Tyco for the year ended December 31, 1996. For 1995, the results of operations and financial position reflect the combination of ADT and Keystone with a calendar year end and Former Tyco with a June 30 fiscal year end. Net sales and net income for Former Tyco for the period

    July 1, 1995 through December 31, 1995 (which results are not included in the historical combined results) were $2.46 billion and $136.4 million, respectively.

(6) Per share amounts for all periods presented have been restated to give effect to the Mergers, including a reverse stock split in the ratio of 0.48133:1 on July 2, 1997 in connection with the merger of Tyco and Former Tyco, and a two-for-one stock split distributed on October 22, 1997 effected in the form of a stock dividend.

    The name, citizenship, business address, present principal occupation or employment and five year employment history of each of the directors and executive officers of Tyco and the Purchaser are set forth in Annex I and Annex II hereto, respectively.

    Except as set forth in this Offer to Purchase, none of Tyco, the Purchaser or, to the best of their knowledge, any of the persons listed in Annex I or Annex II hereto, (a) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, (b) has engaged in contacts, negotiations or transactions with the Company or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets or (c) has had any other transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

    10. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Tyco and the Purchaser to purchase all Shares that may be tendered pursuant to the Offer and in the Merger, and to pay related fees and expenses, is estimated to be approximately $68.5 million.

    The Purchaser will obtain all such funds from Tyco or its affiliates. Tyco has sufficient financial resources to satisfy its and the Purchaser's obligations under the Offer and the Merger Agreement. This Offer is not conditioned upon any financing arrangements.

    11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER.

    In late March 1998, management of Tyco's Printed Circuit Group contacted the Company to solicit its interest in a possible acquisition of the Company by Tyco. On March 26, 1998, Tyco and the Company executed a confidentiality agreement regarding the furnishing of non-public information concerning the Company to Tyco. At the beginning of April 1998, representatives of Tyco visited the Company's facilities and met with senior management to preliminarily review the Company's operations. Several days later, Tyco conducted a preliminary review of the Company's environmental compliance.

    On April 24, 1998, representatives of Tyco met with the Company and J.C. Bradford, the Company's financial advisor, and presented a non-binding offer to acquire the Company in an all cash transaction at a price of $12.50 per Share, subject to the negotiation of definitive documentation, regulatory approvals and the approval of the transaction by the Tyco Board. The offer was also subject to satisfactory conclusion of Tyco's due diligence investigation of the Company's operations, facilities and management. The Company responded with a counter offer to Tyco on the afternoon of April 24, 1998, and, on April 27, 1998, Tyco offered an increased price of $12.75 per Share, subject to the conditions of its offer of April 24, 1998.

    On May 5, 1998, the Company granted to Tyco the exclusive right through May 28, 1998 to negotiate for the acquisition of the Company. From May 11 through May 14, 1998, representatives of Tyco met with the Company's management and conducted a diligence review of the Company. This review included discussion of the Company's results of operations for April and the forecast for the balance of the Company's fourth quarter, both of which were below the Company's projections previously furnished to Tyco.

    At a meeting of the Board of Directors of Tyco held on May 18, 1998, Tyco management made a presentation concerning the acquisition of the Company based on the results of the completed due diligence investigation. The Board approved the acquisition and authorized management to complete the transaction on terms that in management's view were consistent with the results of due diligence.

    Based upon the results of Tyco's due diligence efforts and its review of the Company's recent operating results and revised forecasts, on May 20, 1998, Tyco called the Company and J.C. Bradford and proposed to acquire the Company for $10.50 per Share in a cash tender offer followed by a merger at the same cash price.

    On May 22, 1998, the Board of Directors of the Company met to consider the Tyco offer. J.C. Bradford delivered its preliminary oral opinion to the Company's Board that, as of such date, the consideration proposed to be paid to the stockholders of the Company pursuant to the Tyco offer was fair to the stockholders from a financial point of view. Thereafter, the Company's Board of Directors authorized the Company's officers and legal counsel to enter into negotiations concerning a definitive merger agreement.

    Representatives of Tyco and the Company and their respective counsel conducted negotiations concerning the Merger Agreement during the week of May 26, 1998 and concluded such negotiations on June 1, 1998.

    On May 29, 1998, the Company's Board of Directors met to consider the Tyco offer and discuss the changes made to Merger Agreement from the draft previously discussed by the Board. J.C. Bradford reconfirmed its oral opinion to the Company's Board (subsequently confirmed in writing) that as of such date, the consideration proposed to be paid to the stockholders of the Company pursuant to the Tyco offer was fair to the stockholders from a financial point of view. Thereafter, the Company's Board of Directors, unanimously approved the Offer and the Merger, determined to recommend the Offer and the Merger to the Company's stockholders and authorized the officers of the Company to finalize and execute definitive documentation for the transaction. A representative of the Company then contacted Tyco to inform it of the Board's determination.

    The Merger Agreement and the Stockholder Agreement were executed by the respective parties on June 1, 1998. A joint press release announcing the execution of the Merger Agreement was released by the parties prior to the opening of the U.S. financial markets on June 2, 1998.

    12. PURPOSE OF THE OFFER; SHORT FORM MERGER; PLANS FOR THE COMPANY; DISSENTERS' RIGHTS; GOING PRIVATE TRANSACTIONS.

    PURPOSE OF THE OFFER. The purpose of the Offer is for the Purchaser to acquire control of, and a majority equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public stockholders to Tyco and to provide stockholders with cash for all of their Shares.

    Under the DGCL and the Company's Certificate of Incorporation, the approval of the Board of Directors of the Company and the affirmative vote of a majority of the holders of outstanding Shares are required to approve and adopt the Merger Agreement and the Merger. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder. Certain executive officers and directors of the Company, who own 458,146 issued and outstanding Shares, constituting approximately 7.2% of the Shares on a fully diluted basis (approximately 21.9% of the Shares on a fully diluted basis including 942,219 Shares issuable to them upon the exercise of options and other rights to acquire Shares), have agreed to tender their Shares in the Offer.

    The Merger Agreement provides that, if approval of the Merger by the stockholders of the Company is required by law, the Company will, as soon as possible following payment for Shares in the Offer, duly call and hold a meeting of stockholders for the purpose of obtaining stockholder approval of the Merger, and the Company, through its Board of Directors, will recommend to stockholders that such approval be given.

    SHORT FORM MERGER. Under the DGCL, if the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the Company's other stockholders. The Merger Agreement provides that if the Purchaser, or any other direct or indirect subsidiary of Tyco, acquires at least 90% of the outstanding Shares, Tyco, the Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL. In the event that all of the conditions to the Purchaser's obligation to purchase Shares in the Offer are satisfied or waived and the number of Shares tendered is less than 90% of the outstanding Shares, the Purchaser may, subject to the limitations set forth in the Merger Agreement, extend the Offer for an aggregate period of not more than 10 business days (for all such extensions) without the consent of the Company. See Section 1. If the Purchaser does not acquire at least 90% of the outstanding Shares, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's stockholders would be required under the DGCL.

    PLANS FOR THE COMPANY. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. The directors of the Purchaser will be the initial directors of the Surviving Corporation, and the officers of the Company and such other persons as are designated by Tyco will be the initial officers of the Surviving Corporation. Upon completion of the Offer, Tyco intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Tyco will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, and reserves the right to effect such actions or changes.

    Except as described in this Offer to Purchase, neither Tyco nor the Purchaser has any present plans or proposals that would relate to or result in
(i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company's Board of Directors or management, (iv) any material change in the Company's capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

    DISSENTERS' RIGHTS. No dissenters' rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company may have certain rights under the DGCL to dissent, and demand appraisal of, and to obtain payment for the fair value of their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) to be required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset value and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer.

    GOING PRIVATE TRANSACTIONS. The Merger would have to comply with any applicable Federal law operative at the time. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser or Tyco seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of such transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of such transaction.

    13. THE MERGER AGREEMENT; STOCKHOLDER AGREEMENT.

    THE MERGER AGREEMENT

    The following summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 referred to in Section 18, is qualified in its entirety by reference to the text of the Merger Agreement. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase shall have the meanings set forth in the Merger Agreement.

    THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser will not (i) impose conditions to the Offer in addition to the Offer Conditions, (ii) modify or amend the Offer Conditions or any other term of the Offer in a manner adverse to the holders of Shares, (iii) waive or amend the Minimum Condition, (iv) reduce the number of Shares subject to the Offer, (v) reduce the Per Share Amount, (vi) except as provided in the following sentences, extend the Offer, if all of the Offer Conditions are satisfied or waived, or (vii) change the form of consideration payable in the Offer. The Merger Agreement provides that the Purchaser may extend the Offer at any time, and from time to time, without the consent of the Company (i) if at the then scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to accept for payment and pay for Shares shall not have been satisfied or waived, until such time as such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer; or (ii), if all Offer Conditions are satisfied or waived but the number of Shares tendered is less than 90% of the then outstanding number of Shares, for an aggregate period of not more than 10 business days (for all such extensions) beyond the latest expiration date that would be permitted under clause (i) or (ii) of this sentence. See Section 15.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation and will succeed to and assume all the rights and obligations of the Purchaser in accordance with the DGCL. Unless otherwise determined by Tyco prior to the Effective Time, the Certificate of Incorporation and Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    CONVERSION OF SHARES. At the Effective Time, each Share issued and outstanding immediately prior thereto (other than Shares held by the Company as treasury Shares, Shares owned by Tyco, the Purchaser or any wholly owned subsidiary of Tyco and Dissenting Shares) will be converted into the right to receive from Tyco the Merger Consideration upon the surrender of the certificate formerly representing such Share. Each Share so converted will no longer be outstanding and will automatically be cancelled and retired.

    STOCK OPTIONS, WARRANTS AND NOTES. Each option outstanding at the Effective Time to purchase Shares (a "Stock Option") granted under the Company's (i) Amended and Restated 1997 Stock Option Plan, (ii) 1994 Non-employee Director's Stock Option Plan, and (iii) any other option plan or agreement (collectively, the "Company Option Plans") shall be converted into the right to receive, upon the exercise of such Stock Option in accordance with the terms thereof, including the provisions providing for full vesting of all unvested shares in the event that such options are not assumed following a Change in Control (as defined in the Company Option Plans), an amount of cash equal to the Merger Consideration multiplied by such number of shares of Common Stock underlying such option.

    The warrant of the Company expiring June 10, 1999 to purchase 200,000 Shares at a price of $3.30 per share (the "Warrant") shall be exercisable, from and after the Effective Time and in accordance with the terms thereof, for an amount of cash equal to the Merger Consideration multiplied by 200,000.

    The $1.8 million 10.0% convertible subordinated note due 2001 of the Company (the "Note") shall be convertible, from and after the Effective Time and pursuant to the terms thereof, for an amount of cash equal to the Merger Consideration multiplied by such number of Shares as the Note was convertible into prior to the Effective Time assuming that the Note was fully convertible at that time.

    DISSENTING SHARES. The Merger Agreement provides that, if required by the DGCL, Dissenting Shares will not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. See Section 12 "--Dissenters' Rights."

    SHORT-FORM MERGER. The Merger Agreement provides that in the event that the Purchaser, or any other direct or indirect subsidiary of Tyco, acquires at least 90% of the outstanding Shares, Tyco, the Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company, has made customary representations and warranties to Tyco and the Purchaser relating to the Company including, among other things, organization and qualification, Certificate of Incorporation and Bylaws, capitalization, authority relative to the Merger Agreement, contracts, the absence of conflicts, required filings and consents, premises, compliance with law, filings with the Commission, financial statements, absence of certain changes or events, undisclosed liabilities, litigation, employee benefit matters, labor matters, limitation on business conduct, title to property, real property, taxes, environmental matter, intellectual property, insurance, accounts receivable, customers, interested party transactions, the absence of certain payments, the applicability of the Delaware takeover statute, the opinion of J.C. Bradford, brokers and full disclosure.

    Tyco and the Purchaser have also made customary representations and warranties to the Company relating to Tyco and the Purchaser, including, without limitation, organization and qualification, authority relative to the Merger Agreement, the absence of conflicts, required filings and consent, brokers, the activities of Purchaser, the availability of sufficient funds to consummate the Offer and the Merger and full disclosure.

    COVENANTS RELATING TO THE CONDUCT OF BUSINESS. Pursuant to the Merger Agreement, the Company has agreed that, except as otherwise expressly contemplated by the Merger Agreement or consented to in advance by Tyco (which consent is in writing or subsequently confirmed in writing), which consent shall not be unreasonably withheld, it will in all material respects, carry on its business in, and not enter into any material transaction other than in accordance with, the regular and ordinary course and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with it.

    The Company has agreed that except as expressly contemplated by the Merger Agreement it will not, without the prior consent of Tyco (which consent is in writing or subsequently confirmed in writing), which consent shall not be unreasonably withheld: (a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
(iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than the issuance of Shares during the period from the date of the Merger Agreement through the Effective Time upon the exercise of options or warrants or other rights to purchase Shares outstanding on the date of the Merger Agreement in accordance with their current terms); (c) amend or change its Certificate of Incorporation or Bylaws; (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case that are material, individually or in the aggregate, to the Company (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company; (f) make any commitment or enter into any contract or agreement except (i) in the ordinary course of business consistent with past practice or (ii) for capital expenditures to be made in fiscal 1998 as identified in a capital expenditure budget previously delivered to Tyco; (g) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice under financing arrangements in existence on the date of the Merger Agreement, or make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice; (h) except as may be required as a result of a change in law or pursuant to generally accepted accounting principles, change any of the accounting principles or practices used by the Company; (i) make any tax election or settle or compromise any material income tax liability; (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice; (k) increase in any manner the compensation or fringe benefits of any directors, officers or other key employees of the Company or pay any pension or retirement allowance not required by an existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than increases in the compensation of employees who are not officers or directors of the Company made in the ordinary course of business consistent with past practice, or (except pursuant to the terms of preexisting plans or agreements) accelerate the vesting of any compensation or benefit; (l) except in connection with the exercise of its fiduciary duties by the Board of Directors of the Company, waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement to which the Company or any subsidiary is a party; or (m) take, or agree to take, any of the foregoing actions or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect at or prior to the Effective Time of the Merger.

    COMPANY STOCKHOLDER APPROVAL. Pursuant to the Merger Agreement, the Company will, if required by applicable law, call a meeting of its stockholders (the "Stockholder Meeting") as soon as practicable following the purchase of Shares pursuant to the Offer for the purpose of voting upon the Merger. The Company will recommend to its stockholders the approval of the Merger through its Board of Directors and will use its reasonable best efforts to obtain stockholder approval of the Merger. In addition, if required by applicable law, the Company has agreed to prepare and file with the Commission, as soon as practicable following the expiration of the Offer, a proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting, or, if applicable, an information statement, satisfying all requirement under the Exchange Act.

    ACQUISITION PROPOSALS. The Company has agreed in the Merger Agreement, from the date of the Merger Agreement and prior to the Effective Time, (a) the Company will not, and the Company will direct and use its reasonable best efforts to cause its officers, directors, employees and authorized agents and representatives (including any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, any equity securities (except pursuant to the exercise of outstanding opinions, warrants or other rights) or all or any significant portion of the assets of, the Company (any such proposal or offer being referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person or entity conducted previously with respect to any of the foregoing and will take the necessary steps to inform the person or entity referred to above of the obligations undertaken pursuant to this provision; and (c) that it will notify Tyco immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company (but the Company shall not be required to disclose the identity of the other party or the terms of its proposals); provided, however, that the foregoing provisions will not prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal in writing to engage in an Acquisition Proposal transaction which the Board of Directors of the Company in good faith determines represents a financially superior transaction for the stockholders of the Company as compared to the Offer and the Merger if, and only to the extent that, (A) the Board of Directors determines, after consultation with outside counsel of national reputation (which may be the Company's regularly engaged counsel) in corporate and securities matters as the Company shall select ("Company Counsel"), that failure to take such action would be inconsistent with the compliance by the Board of Directors with its fiduciary duties to stockholders imposed by law, (B) prior to or concurrently with furnishing such information to, or entering into discussions or negotiations with, such a person or entity, the Company provides written notice to Tyco to the effect that it is furnishing information to, or entering into discussions or negotiations with, such a person or entity, and (C) the Company keeps Tyco informed of the status (excluding, however, the identity of such person or entity) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing contained in the foregoing provisions will (x) permit the Company to terminate the Merger Agreement (except as provided below under "Termination"), (y) permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of the Merger Agreement, or (z) affect any other obligation of any party under the Merger Agreement.

    ANNUAL MEETING. The Company has agreed pursuant to the Merger Agreement that it will defer and/ or postpone the holding of its 1998 annual meeting of stockholders indefinitely pending the consummation of the Merger, unless the Company is otherwise required to hold such meeting by an order from a court of competent jurisdiction.

    STOCK PLANS AND WARRANTS. The Company has agreed pursuant to the Merger Agreement that, prior to the Effective Time, it will take all such actions as shall be necessary to effect the provisions of the Merger Agreement relating to the Company Option Plans, the Warrant and the Note. The Company has also agreed to take such action as is necessary to cause the ending date of the then current offering period under the Company's 1994 Employee Stock Purchase Plan to be prior to the Effective Time and to terminate such plan as of the Effective Time. The Company also agreed to give written notice of the Merger to the holder of the Warrant at least 20 days prior to the Effective Time or by such other time required pursuant to the terms thereof.

    REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions set forth in the Merger Agreement, each of the parties thereto has agreed to use its reasonable best efforts to take, or cause to be taken, all actions (including entering into transactions), and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by the Merger Agreement, including (a) making its respective filings (including under the HSR
Act) and thereafter making any other required submission with respect to the Offer and the Merger, (b) obtaining all additional necessary actions or non-actions, waivers, consents and approvals from any applicable Governmental Entity and making all necessary registrations and filings (including filings with Governmental Entities) and taking all reasonable steps as may be necessary to obtain an approval or waiver from any Governmental Entity, (c) obtaining all necessary consents, approvals or waivers from third parties, (d) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (e) executing and delivering any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement. Neither Tyco, Purchaser nor the Company, however, will be required to take any action pursuant to clauses (b), (c), (d) or (e) above that would in any event have a Material Adverse Effect, in the case of the Company, or any similar effect on Tyco and/or its subsidiaries. In addition, neither Tyco, Purchaser nor any of their affiliates will be required to enter into any transaction or take any other action that would require a waiver of, or that is inconsistent with satisfaction of, the conditions of the Offer set forth in clauses (a)(iii), (iv) or (v) of Section 15 -- "Certain Conditions of the Offer."

    PUBLIC ANNOUNCEMENTS. The Merger Agreement provides that Tyco, the Purchaser and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

    INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that, from and after the Effective Time, the Surviving Corporation will indemnify and hold harmless all past and present officers and directors (the "Indemnified Parties") of the Company and of its subsidiaries to the full extent such persons may be indemnified by the Company pursuant to Delaware law, the Company's Certificate of Incorporation and Bylaws as in effect from time to time for acts and omissions occurring at or prior to the Effective Time and has agreed to advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that such persons provide the requisite affirmations and undertaking, as set forth in
Section 145(e) of the DGCL. Tyco has agreed to provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; PROVIDED, HOWEVER, that Tyco and the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case will purchase as much coverage as possible for such amount. Tyco has agreed to absolutely and unconditionally guarantee the performance of the Surviving Corporation under these provisions.

    BOARD REPRESENTATION. The Merger Agreement provides that, promptly upon the purchase of Shares pursuant to the Offer, Tyco will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Tyco, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to the product of (a) the total number of directors on the Board of Directors and (b) the percentage that the number of Shares purchased by the Purchaser bears to the number of Shares outstanding. The Company has agreed that, upon request by Tyco, it will promptly increase the size of the Board of Directors and/or exercise its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Tyco's designees to be elected to the Board of Directors and will cause Tyco's designees to be so elected. The Company has agreed to take, at its expense, all actions required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to effect any such election and shall include in the Schedule 14D-9 or otherwise timely mail to its stockholders the information required to be disclosed pursuant thereto. Tyco will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

    Pursuant to the Merger Agreement, following the election of designees of the Purchaser, prior to the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or Bylaws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Tyco or the Purchaser or waiver of any of the Company's rights or obligations under the Merger Agreement will require the concurrence of a majority of the directors of the Company then in office who were directors as of the date of the Merger Agreement or persons designated by such directors and neither were designated by Tyco nor are employees of the Company ("Continuing Directors"). Prior to the Effective Time, the Company and Tyco will use all reasonable efforts to ensure that the Company's Board of Directors at all times includes at least three Continuing Directors.

    If the Purchaser acquires at least a majority of the Shares, it will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

    CONDITIONS PRECEDENT TO MERGER. The respective obligations of Tyco, the Purchaser and the Company to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions: (a) if required by applicable law, the Merger Agreement shall have been approved by the requisite vote of the stockholders of the Company; and (b) no court or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree or injunction which prohibits or has the effect of prohibiting the consummation of the Merger; PROVIDED, HOWEVER, the Company, Tyco and the Purchaser have agreed that, prior to invoking this provision, they shall use their reasonable best efforts (subject to the other terms and conditions of the Merger Agreement) to have any such order, decree or injunction vacated.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company:

        A. by mutual written consent of Tyco and the Company;

        B. by the Company if: (i) the Offer has not been timely commenced (except as a result of actions or omissions by the Company); or (ii) there is an Acquisition Proposal which the Board of Directors of the Company in good faith determines represents a financially superior transaction for the stockholders of the Company as compared to the Offer and the Merger, and the Board of Directors of the Company determines, after consultation with Company Counsel, that failure to terminate the Merger Agreement would be inconsistent with the compliance by the Board of Directors with its fiduciary duties to stockholders imposed by law; PROVIDED, HOWEVER, that such right to terminate the Merger Agreement shall not be available (1) if the Company has breached in any material respect its obligations concerning Acquisition Proposals or (2) if, prior to or concurrently with any purported termination pursuant to this clause, the Company shall not have paid the fees and expenses contemplated under the provisions set forth below under "Fees and Expenses"; or (iii) any representation or warranty of Tyco or the Purchaser shall not have been true and correct in all material respects as if made at such later date; or (iv) Tyco or the Purchaser fails to comply in any material respect with any of its material obligations or covenants contained in the Merger Agreement, including the obligation of the Purchaser to purchase Shares pursuant to the Offer;

        C. by Tyco if (i) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, modified or amended in any material respect its approval or recommendations of the Offer or the Merger or shall have resolved to do any of the foregoing; or (ii) any representation or warranty of the Company shall not have been true and correct (1) in all material respects when made or (2) other than where the failure to be true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, shall have ceased at any later date to be true and correct in all material respects as if made at such later date, except that the right to terminate the Merger Agreement pursuant to this clause shall not be available to Tyco if the Purchaser or any affiliate of the Purchaser shall acquire Shares pursuant to the Offer; or (iii) the Company shall have failed to comply in any material respect with any of its material obligations or covenants contained in the Merger Agreement, except that the right to terminate the Merger Agreement pursuant to this clause shall not be available to Tyco if the Purchaser or any affiliate of the Purchaser shall acquire Shares pursuant to the Offer; or

        D. by either Tyco or the Company if: (i) either (x) as the result of the failure of the Minimum Condition or any of the other Offer Conditions, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any Shares, or (y) the Offer shall not have been consummated on or before October 31, 1998; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of any such condition; or (ii) any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

    FEES AND EXPENSES. Except as described in the following sentences, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses. The Company has agreed in the Merger Agreement that, if the Merger Agreement is terminated pursuant to:
(i) clause D(i) set forth above under "Termination" and at the time of such termination (1)(x) the Offer has remained open for a minimum of 20 business days, (y) the Minimum Condition has not been satisfied and (z) an Acquisition Proposal existed during such 20 day period, or (2) at the time of such termination any person, entity or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Tyco or any of its affiliates) shall have become the beneficial owner of more than 20% of the outstanding Shares and such person, entity or group (or any affiliate of such person, entity or group) thereafter
(x) shall make an Acquisition Proposal at a price per share of at least $10.50, and, in the case of a consensual transaction with the Company, shall substantially have negotiated the terms thereof, at any time on or prior to the date which is six months after such termination of the Merger Agreement, and (y) shall consummate such Acquisition Proposal at any time on or prior to the date which is one year after termination of Merger Agreement, in the case of a consensual transaction, or six months after termination of the Merger Agreement, in the case of a non-consensual transaction, in each case with a value per share of Common Stock of at least $10.50 (with appropriate adjustments for reclassification of capital stock, stock dividends, stock splits, reverse stock splits and similar events); (ii) clause B(ii) set forth above under "Termination"; (iii) clause C(i) set forth above under "Termination"; or (iv) clause C(iii) set forth above under "Termination", the Company will pay to Tyco (such payment, with respect to clause (iv) above only, to be Tyco's sole and exclusive remedy), the sum of (a) $2.0 million, plus (b) the amount of all documented out-of-pocket costs and expenses incurred by Tyco, the Purchaser or their affiliates in connection with the Merger Agreement or the transactions contemplated thereby in an aggregate amount not to exceed $150,000. Such payment will be made as promptly as practicable but in no event later than five business days following termination of the Merger Agreement pursuant to the immediately preceding sentence, or, in the case of clause (v) of the immediately preceding sentence, upon consummation of such Acquisition Proposal and will be made by wire transfer of immediately available funds to an account designated by Tyco. The Company has further agreed that if the Merger Agreement is terminated pursuant to clause C(ii)(1) set forth above under "Termination," the Company will pay to Tyco the amount of all documented out-of-pocket costs and expenses incurred by Tyco, the Purchaser or their affiliates in an aggregate amount not to exceed $150,000 in connection with the Merger Agreement or the transactions contemplated thereby.

    STOCKHOLDER AGREEMENT

    As an inducement to Tyco and the Purchaser entering into the Merger Agreement with the Company, certain executive officers and directors of the Company (the "Stockholders"), who beneficially own 458,146 issued and outstanding Shares, constituting approximately 7.2% of the Shares on a fully diluted basis (approximately 21.9% of the Shares on a fully diluted basis including 942,219 Shares issuable to them upon the exercise of options and other rights to acquire Shares) and other rights to acquire Shares, have entered into a Stockholder Agreement (the "Stockholder Agreement") with Tyco and the Purchaser, pursuant to which they have agreed to tender their Shares in the Offer.

    The following summary of certain provisions of the Stockholder Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1, is qualified in its entirety by reference to the text of the Stockholder Agreement.

    AGREEMENT TO TENDER. Each of the Stockholders has agreed to tender its Shares, whether held now or acquired any time prior to the expiration or termination of the Offer, in the Offer and not to withdraw any

Shares so tendered unless the Offer (i) is withdrawn in accordance with the terms of the Merger Agreement or (ii) expires without such Shareholder's Shares being purchased and the conditions set forth in Section 15 have not been satisfied or waived by Tyco or the Purchaser. In connection therewith, the Company has agreed with, and covenanted to, Tyco that the Company will not register the transfer of any certificate or agreement representing any Stockholder's Shares, unless such transfer is made to Tyco or the Purchaser or otherwise in compliance with the Stockholder Agreement.

    GRANT OF IRREVOCABLE PROXY. Each of the Stockholders has irrevocably granted to, and appointed, Tyco and individuals designated by Tyco as such Stockholder's proxy and attorney-in-fact, to vote such Stockholders' Shares, or grant a consent or approval in respect of such Shares, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which such Stockholders' vote, consent or other approval is sought, against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's Certificate of Incorporation or Bylaws or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

    REPRESENTATIONS, WARRANTIES, COVENANTS AND OTHER AGREEMENTS. The Stockholders have made certain representations and warranties in the Stockholder Agreement, including with respect to (i) ownership of his Shares, (ii) the absence of liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances on or in respect of his Shares, and (iii) an acknowledgement of Tyco's reliance upon such Stockholders' execution of the Stockholder Agreement in entering into, and causing the Purchaser to enter into, the Merger Agreement. In addition, each of the Stockholders has agreed not to (i) transfer, or consent to any transfer of, any or all of such Stockholder's Shares or any interest therein (except as contemplated by the Stockholder Agreement and except for certain charitable contributions), (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of his obligations under the Stockholder Agreement or the transactions contemplated thereby. The Stockholders have also agreed not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, provided that the foregoing restrictions shall not be applicable in any case to the extent that, pursuant to the Merger Agreement, such restrictions would not be applicable to the Company.

    TERMINATION. The Stockholder Agreement, and all rights and obligations thereunder and the proxy provided therein, shall terminate upon the earlier of
(i) the date upon which the Merger Agreement is terminated in accordance with its terms, (ii) with respect to each Stockholder, the date that Tyco or the Purchaser shall have purchased and paid for the Shares of such Stockholder pursuant to the terms of the Stockholder Agreement, or (iii) the date of the termination or expiration of the Offer.

    14. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that the Company will not (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

    If on or after the date of the Merger Agreement and notwithstanding the provisions thereof, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire presently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any shares of any class or any securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or convertible securities (other than Shares issued pursuant to, and in accordance with the terms in effect on the date of the Merger Agreement of, stock options, warrants or convertible debentures issued prior to such date), then, without prejudice to the Purchaser's rights under the Merger Agreement, the Purchaser (subject to the Merger Agreement), in its sole discretion, may make such adjustments in the Offer price and other terms of the Offer as it deems appropriate to reflect such action.

    If, on or after the date of the Merger Agreement and notwithstanding the provisions thereof, the Company should declare or pay any cash, non-cash or stock dividend or other distribution on, or issue any rights with respect to, the Shares, payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights under the Merger Agreement, (i) the price per Share payable by the Purchaser pursuant to the Offer may, subject to the provisions of the Merger Agreement, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or distribution and (ii) any non-cash dividend, distribution or right to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance, the Purchaser will be entitled, subject to applicable law, to all rights and privileges as owner of any such non-cash dividend, distribution or right or such proceeds and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

    15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, any Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Shares, unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of the outstanding Shares on a fully diluted basis (the "Minimum Condition"), and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated; PROVIDED, HOWEVER, that Tyco and Purchaser shall extend the expiration date of the Offer from time to time until July 31, 1998 if, when and as necessary to satisfy any request for additional information by the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") pursuant to the HSR Act. Furthermore, notwithstanding any other term of the Offer of the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, if at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect:

        (a) there shall have been instituted, pending or threatened any action or proceeding by any court or other Governmental Entity, which (i) seeks to challenge the acquisition by Tyco or the Purchaser

    (or any of its affiliates) of Shares pursuant to the Offer, restrain, prohibit or delay the making or consummation of the Offer or the Merger, or obtain damages in connection therewith in an amount which would reasonably be expected to have a Material Adverse Effect, (ii) seeks to make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (iii) seeks to impose limitations on the ability of Tyco (or any of its affiliates) effectively to acquire or hold, or to require Tyco or the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any portion of the assets or the business of Tyco and its affiliates or any material portion of the assets or the business of the Company, (iv) seeks to impose material limitations on the ability of Tyco (or its affiliates) to exercise full rights of ownership of the Shares purchased by it, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, or (v) seeks to restrict any future business activity by Tyco (or any of its affiliates) in the United States electronic interconnect industry, including, without limitation, requiring the prior consent of any person or entity (including any Governmental Entity) to future transactions by Tyco (or any of its affiliates); or

        (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer of the Merger, by any statute, rule, regulation, judgment, decree, order or injunction, that is reasonably likely to directly or indirectly result in any of the consequences referred to clauses (i) through (v) of subsection (a) above; or

        (c) the Merger Agreement shall have been terminated in accordance with its terms; or

        (d) any of the representations and warranties made by the Company in the Merger Agreement (1) shall not have been true and correct in all material respects when made, or (2) other than where the failure to be true and correct will not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, shall thereafter have ceased to be true and correct in all material respects as if made as of such later date (other than representations and warranties made as of a specified date), or the Company shall not in all material respects have performed in a timely manner each obligation and agreement and complied in a timely manner with each covenant to be performed and complied with by it under the Merger Agreement; or

        (e) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Tyco or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Acquisition Proposals or shall have resolved to do any of the foregoing; or

        (f) (i) any corporation, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) (a "person"), other than Tyco and the Purchaser, shall have acquired beneficial ownership of more than 20% of the outstanding Shares, or shall have been granted any options or rights, conditional or otherwise, to acquire a total of more than 20% of the outstanding Shares; (ii) any new group shall have been formed which beneficially owns more than 20% of the outstanding Shares; or (iii) any person (other than Tyco or one or more of its affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company; or

        (g) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, the American Stock Exchange or The Nasdaq Stock Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement or escalation of a war, armed hostility or other international or national calamity directly involving the United States, (iv) any material limitation (whether or not mandatory) by any Governmental Equity on, or any other event that is reasonably likely materially and adversely to affect the extension of credit by banks or other lending institutions in the United States, (v) any decline in either the Dow Jones Industrial Average or the Standard and Poor's 500 Index by an amount in excess of 15% measured from the close of business on the date of the Merger Agreement, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

        (h) any change, development, effect or circumstance shall have occurred or be threatened that would reasonably be expected to have a Material Adverse Effect; or

        (i) the Company shall commence a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against the Company which is not dismissed within 10 business days.

    The foregoing conditions are for the sole benefit of Tyco and the Purchaser and may be asserted by Tyco or the Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Tyco or the Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Tyco. The failure by Tyco or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances will not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

    Notwithstanding anything to the contrary contained in this Section 15 or any other provision of the Offer to Purchase, the Purchaser shall pay for or return tendered Shares promptly after expiration, termination or withdrawal of the Offer, and the occurrence or continuation of any of the circumstances referred to in the conditions described in this Section 15 following such expiration, termination or withdrawal shall not affect the obligation of the Purchaser promptly to pay for or return all Shares duly tendered and not theretofore withdrawn in accordance with the terms of the Offer.

    16. CERTAIN LEGAL MATTERS.

    GENERAL. Except as described in this Section 16, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither Tyco nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "State Takeover Laws." While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser may decline to accept for payment or pay for any Shares tendered. See Section 15.

    STATE TAKEOVER LAWS. The Company and conducts business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state.

    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Board of Directors of the Company has taken all appropriate action so that neither Tyco nor the Purchaser is an "interested stockholder" pursuant to Section 203.

    Neither Tyco nor the Purchaser has determined whether any other state takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, neither Tyco nor the Purchaser has presently sought to comply with any state takeover statute or regulation. Tyco and the Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Tyco or the Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer is subject to such requirements. See Section 15.

    Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, purchases may not be consummated until the expiration of a 15-calendar day waiting period after the filing of certain required information and documentary material with the Antitrust Division and the FTC with respect to the Offer (unless earlier terminated pursuant to a request therefor, which Tyco will make). If, within such 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material relevant to the Offer from Tyco, the waiting period will be extended for an additional period of 10 calendar days following the date of substantial compliance with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, such waiting period may be extended only by court order or by agreement of Tyco. A request for additional information issued to the Company cannot extend the waiting period. Tyco expects to file, or cause to be filed, a Notification and Report Form with respect to the Offer under the HSR Act on June 5, 1998, and, in such event, the required waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on June 20, 1998, unless Tyco receives a request for additional information or documentary material or the Antitrust Division or the FTC terminates the waiting period prior thereto.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of Shares by the Purchaser pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Tyco or its subsidiaries. Litigation seeking similar relief could also be brought by private persons and the state attorneys general.

    Based upon an examination of publicly available information relating to the businesses in which Tyco and the Company are engaged, Tyco and the Purchaser do not believe that consummation of the Offer will result in violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, what the result would be. See Section 15 for certain conditions to the Offer, including conditions with respect to certain judicial or governmental actions.

    17. FEES AND EXPENSES. The Purchaser has retained Morrow & Co., Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and Tyco have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    Neither Tyco nor the Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

    18. MISCELLANEOUS. The Offer is being made to all holders of Shares. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of Tyco, the Purchaser or the Company not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    Tyco and the Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with all exhibits thereto, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Tender Offer Statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          T10 ACQUISITION CORP.

June 5, 1998

                                    ANNEX I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
               AND EXECUTIVE OFFICERS OF TYCO INTERNATIONAL LTD.

    The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director of Tyco, each executive officer of Tyco and the executive officers of certain of Tyco's subsidiaries. Unless otherwise indicated, positions held shown in the following table are positions with Tyco. Except as set forth below, each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                                                                                  PRESENT PRINCIPAL
                                                                              OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD                  CURRENT BUSINESS ADDRESS          AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------  ----------------------------  ---------------------------------------------
L. Dennis Kozlowski,................  One Tyco Park                 Mr. Kozlowski has been Chairman of the Board
Chairman of the Board,                Exeter, NH 03833              of Directors, Chief Executive Officer and
President and Chief Executive                                       President of Tyco since July 1997. He has
Officer                                                             been Chairman of the Board of Directors of
                                                                    Former Tyco since 1993 and has been Chief
                                                                    Executive Officer of Former Tyco since 1992
                                                                    and President of Former Tyco since 1989.

Michael A. Ashcroft,................  P.O. Box 1598                 Mr. Ashcroft has been non-executive Chairman
Director                              Belize City, Belize           of BHI Corporation since 1987. He was
                                                                    Chairman of the Board of Directors and Chief
                                                                    Executive Officer of ADT Limited (now Tyco
                                                                    International Ltd.) from 1984 to 1997. Mr.
                                                                    Ashcroft is a citizen of Belize.

Joshua M. Berman,...................  919 Third Avenue              Mr. Berman has been counsel to the law firm
Director and Vice President           New York, NY 10022            of Kramer, Levin, Naftalis & Frankel since
                                                                    1985.

Richard S. Bodman,..................  2 Wisconsin Circle            Mr. Bodman has been Managing General Partner
Director                              Suite 610                     of AT&T Ventures LLC since 1996. Previously,
                                      Chevy Chase, MD 20815         since 1990, he was Senior Vice President,
                                                                    Corporate Strategy and Development, of AT&T
                                                                    Corporation.

John F. Fort, III...................  2003 Milford Street           Mr. Fort was Chairman of the Board and Chief
Director                              Houston, TX 77098             Executive Officer of Former Tyco from 1982 to
                                                                    1992.

Stephen W. Foss,....................  380 Lafayette Road            Mr. Foss has been President of Foss Man-
Director                              Hampton, NH 03842             ufacturing Company, Inc. a manufacturer of
                                                                    non-woven fabrics, since 1969.

                                                                                  PRESENT PRINCIPAL
                                                                              OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD                  CURRENT BUSINESS ADDRESS          AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------  ----------------------------  ---------------------------------------------
Richard A. Gilleland,...............  2829 Townsgate Road           Mr. Gilleland was President and Chief
Director                              Suite 101                     Executive Officer of Amsco International,
                                      West Lake Village, CA 91361   Inc., a manufacturer of infection control
                                                                    products, from 1995 to 1996 and Senior Vice
                                                                    President of Former Tyco from 1994 to 1995.
                                                                    From 1990 to 1995, he was President and Chief
                                                                    Executive Officer of Kendall International,
                                                                    Inc., a manufacturer of medical products,
                                                                    which was acquired by Former Tyco in 1994.

Philip M. Hampton,..................  399 Park Avenue               Mr. Hampton was Chairman of Metzler
Director                              32nd Floor                    Corporation, an investment bank, from 1989 to
                                      New York, NY 10022            1997.

James S. Pasman, Jr.,...............  29 The Trillium               Mr. Pasman was President and Chief Operating
Director                              Pittsburgh, PA 15238          Officer of National Intergroup, Inc., an
                                                                    industrial holding company, from 1989 to 1991
                                                                    and was Chairman and Chief Executive Officer
                                                                    of Kaiser Aluminum and Chemical Corp. from
                                                                    1987 to 1989.

W. Peter Slusser,...................  One Citicorp Center           Mr. Slusser has been the President of Slusser
Director                              Suite 5100                    Associates, Inc., a private investment
                                      153 East 53rd Street          banking firm, since 1988.
                                      New York, NY 10022

Frank E. Walsh, Jr.,................  330 South Street              Mr. Walsh has been Chairman of the Sandyhill
Director                              Morristown, NJ                Foundation, a charitable foundation, since
                                      07962-1975                    1996. Previously, from 1989 to 1996, he was
                                                                    Chairman of Wesray Capital Corporation.

Jerry R. Boggess,...................  Three Tyco Park Exeter, NH    Mr. Boggess has been Vice President of Former
Vice President of Tyco (US)           03833                         Tyco since 1996 and President of the Grinnell
                                                                    Fire Protection Division of Former Tyco's
                                                                    Grinnell Corporation subsidiary ("Grinnell")
                                                                    since 1993. Previously, from 1989, he was
                                                                    Executive Vice President of Grinnell.

David P. Brownell,..................  One Tyco Park                 Mr. Brownell has been Senior Vice President
Senior Vice President                 Exeter, NH 03833              of Tyco since July 1997. He has been Senior
                                                                    Vice President of Former Tyco since 1993.
                                                                    Previously, he served as Executive Vice
                                                                    President of the Flow Control Division of
                                                                    Grinnell from 1991 to 1993.

                                                                                  PRESENT PRINCIPAL
                                                                              OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD                  CURRENT BUSINESS ADDRESS          AND FIVE-YEAR EMPLOYMENT HISTORY
------------------------------------  ----------------------------  ---------------------------------------------
Robert P. Mead,.....................  Three Tyco Park               Mr. Mead has been Vice President of Former
Vice President of Tyco (US)           Exeter, NH 03833              Tyco and President of Grinnell's Flow Control
                                                                    Division since 1993. From 1992 to 1993, he
                                                                    was Executive Vice President of Former Tyco's
                                                                    Allied Tube and Conduit Corp. subsidiary. He
                                                                    served as Managing Director of Former Tyco's
                                                                    Asia-Pacific operations from 1991 to 1992.

Richard J. Meelia,..................  15 Hampshire Street           Mr. Meelia has been Vice President of Former
Vice President of Tyco (US)           Mansfield, MA 02048           Tyco since 1996 and President of The Kendall
                                                                    Company (a Former Tyco subsidiary) since
                                                                    1995. From 1991 to 1995, he was Group
                                                                    President of Kendall Healthcare.

Mark H. Swartz,.....................  One Tyco Park                 Mr. Swartz has been Executive Vice President
Executive Vice President and          Exeter, NH 03833              and Chief Financial Officer of Tyco since
Chief Financial Officer                                             July 1997. He has been Vice President and
                                                                    Chief Financial Officer of Former Tyco since
                                                                    1995. From 1993 to 1995, he was Former Tyco's
                                                                    Director of Mergers and Acquisitions, and
                                                                    previously since 1991 was associated with
                                                                    Former Tyco in other capacities.

                                    ANNEX II

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
                    AND EXECUTIVE OFFICERS OF THE PURCHASER

    The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Purchaser. Each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                                                                                   PRESENT PRINCIPAL
                                                 CURRENT BUSINESS               OCCUPATION OR EMPLOYMENT
NAME AND POSITION HELD                               ADDRESS                AND FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------------  ----------------------  --------------------------------------------
L. Dennis Kozlowski,........................  One Tyco Park                                *
President                                     Exeter, NH 03833

Mark H. Swartz,.............................  One Tyco Park                                *
Director and Vice President                   Exeter, NH 03833

M. Brian Moroze,............................  One Tyco Park           Mr. Moroze has been General Counsel of
Director, Vice President and Secretary        Exeter, NH 03833        Former Tyco since 1994 and served as
                                                                      Associate General Counsel from 1986 to 1994.

Irving Gutin................................  One Tyco Park           Mr. Gutin has been Senior Vice President of
Director and Vice President                   Exeter, NH 03833        Former Tyco for more than the past five
                                                                      years.

------------------------

*   Please see the information set forth in Annex I.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

          BY MAIL:                      BY HAND OR                    BY FACSIMILE:
         ChaseMellon               BY OVERNIGHT COURIER:             (201) 329-8936
Shareholder Services, L.L.C.            ChaseMellon            (For Eligible Institutions
        P.O. Box 3301          Shareholder Services, L.L.C.               Only)
 South Hackensack, NJ 07606      120 Broadway, 13th Floor
                                    New York, NY 10271            Confirm by Telephone:
                                                                     (201) 296-4209

    Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                909 Third Avenue
                            New York, New York 10022
                                 (212) 754-8000
                            Toll-Free (800) 566-9061

                           Banks and Brokerage Firms
                              Call (800) 662-5200